PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is entered into effective as of October 28, 2009, by and between ZST Digital Networks, Inc. (the “Company”) and Fabulous Worldwide Limited. (the “Service Provider”).

WHEREAS, Service Provider has significant experience in providing business development services; and

WHEREAS, the Company desires to retain Service Provider as an independent contractor to perform certain professional services for the Company, and Service Provider is willing to perform such services, on the terms set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, Service Provider and the Company agree as follows:

1.           Term of Agreement.  The term of this Agreement (the “Term”) will begin on as of the date first written above, and shall continue until the twenty-four (24) month anniversary of the date first written above (the “Expiration Date”), unless terminated in accordance with section 11 herein.

2.           Services and Compensation.

(a)             During the Term, Service Provider agrees to perform for the Company the professional services (the “Services”), which include, but are not limited to:

•	Assist the Company in preparing and implementing business development plans and strategies;
•	Identify certain persons and entities with whom the Company might enter into strategic and business relationships(the “Identified Parties”); and
•	Assist the Company with entering into strategic agreements with the Identified Parties.

Service Provider shall provide sufficient time and commitment to perform the Services in an effective manner to the Company’s satisfaction.

(b)             The Company shall pay Service Provider Five Hundred Thousand Dollars (US$500,000) as compensation for its services under this Agreement to be paid upon entering this Agreement.

(c)              The Company and the Service Provider intend and acknowledge that this Agreement  is made in full compliance with the regulatory laws of the People’s Republic of China, Hong Kong and the United States, including, but not limited to, any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Regulatory Laws”) and Service Provider shall take all necessary steps and measures to ensure that all actions taken by Service Provider  do not violate any of such laws.  Furthermore, the Service Provider, directly or indirectly, while acting further to this Agreement, shall not (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (ii) make any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, or (iii) make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.           Independent Contractor.  Service Provider enters into this Agreement as, and will remain while this Agreement is in effect, an independent contractor.  Service Provider agrees that it is not and will not become, and that it will not take any action that may result in becoming, an employee, joint venturer, or partner of the Company while this Agreement is in effect.  Service Provider recognizes that it is the express intention of the parties to this Agreement that it will work as an independent contractor, and not an employee, joint venturer, or partner of the Company.  Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and Service Provider.

4.           No Authority.  Service Provider acknowledges that it will have no authority to act on or enter into any contract or understanding, incur any liability or make any representation on behalf of the Company.

5.         Taxes and Statutory Obligations.  Service Provider acknowledges that it is solely responsible for all taxes, withholdings, and other similar statutory obligations in relation to compensation received pursuant to this Agreement.

6.           Termination of Agreement.  Notwithstanding any other provision of this Agreement, the Company may terminate the Term and this Agreement at any time for any reason, with or without cause, by giving sixty (60) days’ written notice of termination to the Service Provider.  Termination of this Agreement will not affect the obligations of either party arising out of events or circumstances occurring prior to such termination.   Furthermore, all applicable provisions, including, without limitation, the waiver of the right to trial by jury provision and the confidentiality and non-disclosure provisions shall survive indefinitely, or to the fullest extent permitted under applicable law, regardless of any such termination.

7.           Successors and Assigns.  This Agreement shall benefit only the Company, its successors and any permitted assigns and Service Provider, Service Provider’s successors and any permitted assigns.  This Agreement shall not be assignable (by law or otherwise) by either party without the express written consent of the other party.

8.           Notice.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or one (1) business day after being sent by overnight mail via a recognized overnight delivery service, postage prepaid or three (3) business days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and, in each case addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

9.           Applicable Law; Severability.  The Company and Service Provider agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.  The Company and Service Provider further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable with its terms.

10.           Entire Agreement.  This Agreement and its exhibits contain the entire understanding and agreement of the Company and Service Provider regarding its subject matter, superseding any and all previous understandings, contracts and agreements, whether written or oral.  Service Provider and the Company acknowledge that no representations, inducement, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this Agreement.  Any modification of this Agreement will be effective only if it is in writing signed by both Service Provider and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

ZST DIGITAL NETWORKS, INC.

/s/ Zhong Bo

By: Zhong Bo

Its: Chief Executive Officer

FABULOUS WORLDWIDE LIMITED

/s/ Yang Pei Wen

By: Yang Pei Wen

Its: Director